                                EXHIBIT (10)(B)
                                ---------------


                         OPINION AND CONSENT OF ACTUARY

September 15, 1998



PFL Life Insurance Company
4333 Edgewood Road NE
Cedar Rapids, Iowa  52499-0001

RE:  PFL ENDEAVOR PLATINUM VARIABLE ANNUITY ACCOUNT
     REGISTRATION ON FORM N-4  SEC FILE NO. 33-56908

Dear Sir/Madam:

With regard to the above registration statement, I have examined such documents and made such inquiries as I have deemed necessary and appropriate, and on the basis of such examination, have the following opinions:

Fees and charges deducted under the Endeavor Platinum Variable Annuity policies are those deemed necessary to appropriately reflect:

(1)   the expenses incurred in the acquisition and distribution of the Policies,

(2) the expenses associated with the development and servicing of the policies,

(3) the assumption of certain risks arising from the operation and management of the Policies and/or riders to the Policy and that provides for a reasonable margin of profit.

Fees and charges assessed against the policy values in the Variable Account include:

(i)   Service Charge and Administrative Charge

(ii)  Mortality and Expense Risk Fee (M&E)

(iii) Distribution Financing Charge

(iv)  Taxes (including Premium and other Taxes if applicable)

(v) A fee for the Guaranteed Minimum Income Benefit Rider, if purchased as a rider to the Policy

The magnitude of each of the individual charges listed above in (i) through (v) is established in the pricing of the Endeavor Platinum Variable Annuity, to achieve a reasonable Return on Investment (ROI), which is within the range of industry practice with respect to comparable

PFL Life Insurance Company
September 15, 1998
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variable annuity products. To maintain a reasonable ROI, certain fees and charges may be increased in order to support increased expense levels, enhanced death benefit options, and income benefits.

In the process of determining the reasonable ROI, each individual charge is also established within the reasonable range of industry practice. For example, in conjunction with the pricing process the company has analyzed publicly available information pertaining to similar industry products, taking into consideration such factors as current charge levels, the existence of charge level guarantees, guaranteed death benefits, and guaranteed annuity rates. The methodology and results of the comparative surveys included in this analysis are maintained at the company's administrative offices.

Except by coincidence, it is not expected that actual charges assessed in a given year would exactly offset actual expenses incurred. Acquisition expenses (as well as major product and/or systems development expenses) are incurred "up front" and recovered, with a reasonable profit margin, through future years' charges. In addition, the company cannot increase certain charges under the Policies in the pricing process.

Therefore, in my opinion, the fees and charges deducted under the Policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the company.

I hereby consent to the use of this opinion, which is included as an Exhibit to the Registration Statement.



/s/ Calvin R. Birkey
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Calvin R. Birkey, FSA, MAAA
Managing Actuary
PFL Life Insurance Company